                                                                  Exhibit 99.1

February 26, 2007
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Nordstrom, Inc.
Change in Charge Card and Co-branded VISA Securitization Programs

Current program
Through our wholly owned federal savings bank, Nordstrom fsb, we offer a private label charge card and two co-branded Nordstrom VISA credit cards. The private label charge card receivables are held in a trust, which may issue third-party debt that is securitized by the private label receivables; the private label program is treated as 'on-balance sheet', with the receivables, net of bad debt allowance, and debt, if any, recorded on our balance sheet, the finance charge income recorded in Other Income Including Finance Charges, Net, and the bad debt expense recorded in Selling, General and Administrative expense.

The co-branded Nordstrom VISA credit card receivables are held in a separate trust (the VISA Trust), which may issue third-party debt that is securitized by the co-branded Nordstrom VISA credit card receivables. The co-branded Nordstrom VISA credit card program is treated as 'off-balance sheet'. We record the fair value of our interest in the VISA Trust on our balance sheet, gains on the sale of receivables to the VISA Trust and our share of the VISA Trust's finance income in Other Income Including Finance Charges, Net. As of February 3, 2007, the VISA Trust had co-branded Nordstrom VISA credit card receivables with a total face amount of $908.0 million and had outstanding two series of notes held by third-parties: $200.0 million of 2002 Class A&B notes that mature in April 2007 and $350 million of 2004-2 Variable funding notes that can be renewed in August 2007. In fiscal 2006, the co-branded Nordstrom VISA credit card receivables had an average gross yield of 16.8% and average annual credit losses of 5.7%. The weighted average interest rate on the third-party notes was 5.3%.

Upcoming Transactions
Following the repayment of the VISA Trust's $200 million notes in April 2007, we plan to merge the private label charge card and co-branded VISA programs into one securitization program. The advantage of a combined program is that it will provide us with greater future borrowing flexibility as we will be able to borrow funds based on the outstanding balance of the combined receivables, it is expected to lower our administrative costs, and will give us one method of accounting for these similar programs - 'on-balance sheet.'

When we combine these programs, we plan to also increase our borrowing against these combined receivables to approximately 80% of the combined receivables' balance, which would increase the total securitization borrowings to a range of $800 million to $900 million.

Financial statement implications for 2007
In the first quarter, the VISA Trust requires that cash receipts be used to establish a pre-funding account to repay the 2002 A&B Notes; this pre-funding balance reduces the overall yield in the VISA Trust, which is expected to reduce our earnings by $7 million.

After we combine the securitization programs in April 2007, our investment in the VISA Trust will be reclassified from available-for-sale securities to receivables, at fair value with no allowance for credit losses. Based on past payment patterns, these receivables will be repaid within eight months.
During that time, we expect to record incremental bad debt write-offs and certain finance charge income as an adjustment to the fair value of the receivables acquired, reducing the yield of these receivables; these costs are expected to be $16 million and will be recorded over the eight month repayment period. Following the recognition of the $7 million yield reduction in the first quarter and the $16 million of other adjustments through the remainder of 2007, the private label charge card receivables and the co-branded VISA credit card receivables will be recorded at historical cost, net of bad debt allowances, on our balance sheet.

As card-holders continue to use their co-branded VISA credit cards, new receivables will be recorded. Those new receivables will be recorded at historical cost; as those receivables age, we will establish an allowance for bad debts based on historical write-off experience. We expect to record $25 million to $35 million of bad debt provision in Selling, General & Administrative expense from these new receivables. The classification of this expense is different because these receivables are 'on balance sheet'; in the past, the write-off experience was considered in our investment yield and reflected in Other Income and Expense. We do not expect the co-branded VISA credit card receivable write-off experience to be impacted by the transition in the accounting treatment, only the classification of this expense will change.

As noted above, all debt issued by the combined trust will be recorded on our balance sheet, so the related interest expense will be recorded in Interest expense, net. Currently, the interest expense of the debt issued by the VISA Trust reduces our overall yield from our investment and is recorded in Other Income Including Finance Charges, Net. The new accounting treatment for this debt is expected to increase our interest expense, net by $20 million to $25 million.

With the bad debt and interest expense impacts shifting out of Other Income Including Finance Charges, Net, we expect our Other Income line item on our earnings statement to increase by $45 million to $55 million.

We expect our earnings before income tax to be reduced by $23 million for the transition from fair value to historical cost. The other earnings statement classification changes associated with the accounting treatment for the combined securitization program are not expected to impact our earnings before tax.

    Certain statements contained in this disclosure constitute "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including expected changes to the company's securitization program, historical allowances for bad debt relating to the company's credit card receivables and the company's anticipated repayment of debt. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, cash requirements of the company's operations, the impact of economic and competitive market forces, trends in personal bankruptcies and bad debt write-offs, changes in interest rates and changes in government or regulatory requirements. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2006, and our Form 10-K for the fiscal year ended February 3, 2007, to be filed with the SEC on or about March 23, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.